FT 11285

TRUST AGREEMENT

Dated: March 21, 2024

The Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for FT 10292 and certain subsequent Series, Effective: September 7, 2022" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Portfolio Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. Facsimile or electronic signatures (including signatures in Portable Document Format (PDF)) to this Trust Agreement shall be acceptable and binding, and this Trust Agreement may be delivered by facsimile or other electronic means (including by electronic mail or a designated document storage website) confirmed by electronic mail.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

ENERGY BUY-WRITE PORTFOLIO SERIES

The following special terms and conditions are hereby agreed to:

A.The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in Schedule A hereto.

B.The aggregate number of Units delivered by the Trustee on the Initial Date of Deposit in exchange for the Securities pursuant to Section 2.03 of the Standard Terms and Conditions of Trust and the initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof are set forth in the Prospectus in the section "Summary of Essential Information."

Documentation confirming the ownership of this number of Units for the Trust is being delivered by the Trustee to the Depositor pursuant to Section 2.03 of the Standard Terms and Conditions of Trust.

C.The Record Date shall be as set forth in the Prospectus under "Summary of Essential Information." The Trustee shall pay the amounts specified in Part I of Section 3.05 of the Standard Terms and Conditions of Trust which have accrued as of the last Business Day of each calendar month on or shortly after such Business Day, provided, however, that fees and expenses accrued during the initial offering period, as determined in Section 4.01 of the Indenture (such fees to be computed on the largest number of Units outstanding during the period for which paid) shall be paid as provided in the following sentence. Fees payable pursuant to Section 4.03 shall be paid on, or shortly after, the last Business Day of each calendar month, and fees paid to the Trustee shall be paid on or shortly after the calendar month in which the initial offering period ends, together with any accrual of fees and expenses during such calendar month after the initial offering period ends. Fees accrued during such month after the end of the initial offering period shall be computed on the number of Units outstanding at the opening of business on the Business Day immediately following the date on which the initial offering period ends.

D.The Distribution Date shall be the 25th day of the month in which the related Record Date occurs. Supplementing and superseding Subsection 3.05(II)(c) of the Standard Terms and Conditions of Trust, if on the 10th day of a month the Capital Account contains proceeds from any matured Securities, the Trustee shall on the 25th day of such month distribute to each Unit holder of record at the close of business on such 10th day of a month an amount per Unit equal to such Unit holder’s pro rata share of the balance of the Capital Account (except for monies on deposit therein required to purchase Contract Obligations) computed as of the close of business on the 10th day of such month after deduction of any amounts provided in Subsection 3.05(I) of the Standard Terms and Conditions of Trust.

E.The Mandatory Termination Date for the Trust shall be as set forth in the Prospectus under "Summary of Essential Information."

F.First Trust Advisors L.P.'s compensation as referred to in Section 3.16 of the Standard Terms and Conditions of Trust and First Trust Portfolios L.P.’s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust shall be an annual aggregate fee in the amount of $.0080 per Unit. The Trustee shall pay such aggregate amount to First Trust Advisors L.P. which shall be responsible to remit the Depositor’s fee to First Trust Portfolios L.P. First Trust Advisors L.P. shall confirm such remittance and the amount thereof to the Trustee upon request.

G.The Trustee's compensation rate pursuant to Section 6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.0096 per Unit. However, in no event shall the Trustee receive compensation in any one year from any Trust of less than $2,000.

H.The Initial Date of Deposit for the Trust is March 21, 2024.

I.There is no minimum amount of Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units.

J.The minimum number of Units a Unit holder must redeem in order to be eligible for an in-kind distribution of Securities pursuant to Section 5.02 shall be 2,500 Units of the Trust. No in-kind distribution requests submitted during the 10 Business Days prior to the Trust’s Mandatory Termination Date will be honored.

K.No Unit holder will be eligible for an in-kind distribution of Securities pursuant to Section 8.02.

PART III

A.The definition of “Securities” as set forth in Section 1.01(23) shall be amended to include debt securities of corporations or other entities.

B.The following language shall be added at the end of Section 3.01:

“The Depositor’s certification as to the amount of its reimbursable expenses shall be made in good faith on the basis of information available to it at the time. If the reimbursable expenses of organizing the Trust actually incurred by the Depositor are less than the amount certified, the Depositor shall cause the excess to be restored to the Trust and the Trustee shall credit any such amount to the Account or Accounts from which the expense reimbursement had been withdrawn.”

C.The second paragraph of Section 3.05(II)(a) is amended to add the following sentence at the end thereof:

“Notwithstanding anything to the contrary in this Section 3.05, the Trustee will not be required to make a distribution from the Income Account of a Trust which has elected to qualify as a “regulated Investment company” and does not make distributions of income calculated on the basis of one-twelfth of the annual income of the Trust unless the amount available for distribution from such account shall equal or exceed $1.00 per 100 Units.”

D.Sections 3.07(a), (b) and (c) shall be amended to add the terms “principal or interest” after “dividends.”

E.Section 3.07 of the Standard Terms and Conditions of Trust shall be amended to add the following section immediately after Section 3.07(k):

“(l) that such factors arise which, in the opinion of the Depositor, adversely affect the tax or exchange control status of the Securities;”

F.The first two sentences of the third paragraph of Section 3.11 shall be replaced with the following:

“Subject to the preceding paragraph, with respect to any Trust that holds shares of a closed-end fund, exchange traded fund or other investment fund (a “Deposited Fund”), the Trustee will provide the Depositor access to the information provided to the Trustee regarding matters on which voting or other action is solicited or required with respect to shares of a Deposited Fund. If the Depositor determines that the voting or response to such matters should not be done in accordance with the first paragraph of this Section and, with respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22) the outcome of voting or response to such matters will not result in such Trust receiving new or exchange securities, as certified to the Trustee by the Depositor upon which the Trustee shall conclusively rely, the Depositor will direct the Trustee in writing as to the manner in which the voting or response should be made not later than ten Business Days prior to due date for the vote or response.”

G.The following Section 3.19 will be added to the Standard Terms and Conditions of Trust:

“Section 3.19. Refunding Securities. In the event that an offer shall be made by an obligor of any of the Securities in a Trust to issue new obligations in exchange and substitution for any issue of Securities pursuant to a plan for the refunding or refinancing of such Securities, the Depositor shall instruct the Trustee in writing to reject such offer and either to hold or sell such Securities, except that if (i) the issuer is in default with respect to such Securities, or (ii) in the opinion of the Depositor, given in writing to the Trustee, the issuer will probably default with respect to such Securities in the reasonably foreseeable future, the Depositor shall instruct the Trustee in writing to accept or reject such offer or take any other action with respect thereto as the Depositor may deem proper. Any obligation so received in exchange shall be deposited hereunder and shall be subject to the terms and conditions of this Indenture to the same extent as the Securities originally deposited hereunder. Within five days after such deposit, notice of such exchange and deposit shall be given by the Trustee to each Certificateholder of such Trust, including an identification of the Securities eliminated and the securities substituted therefor.”

H.Section 6.01(l)(II) through the end of such paragraph shall be replaced with the following:

“(II) Securities issued by the Trustee, its parent, or an affiliate or by an entity for which the Trustee, in its individual capacity, or its parent, or an affiliate acts as trustee or other service provider, or (in the case of an Option or other similar Security) references a security for which the Trustee, in its individual capacity, or its parent, or an affiliate acts as trustee or other service provider, and any such relationship shall not constitute a conflict of interest for any purpose hereunder or prevent the Trustee from acting hereunder, and the Trustee may otherwise deal with the Depositor and the Trust with the same rights and powers as if it were not the Trustee hereunder.”

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,

 Depositor

First Trust Advisors L.P.,

 Portfolio Supervisor

By /s/ Elizabeth H. Bull
 Senior Vice President of:

  First Trust Portfolios L.P. and

  First Trust Advisors L.P.

THE BANK OF NEW YORK MELLON, Trustee

By /s/ Ann S. Hom
 Vice President

SCHEDULE A TO TRUST AGREEMENT

Securities Initially Deposited

FT 11285

(Note: Incorporated herein and made a part hereof for the Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)